Exhibit 99.1

H&R Block names Jeff Jones as president and CEO

Transformational leader to bring operational expertise and client-centric focus to H&R Block’s top post

For Immediate Release

KANSAS CITY, Mo., August 22, 2017 - H&R Block, Inc. (NYSE: HRB) today named Jeffrey J. Jones II president and chief executive officer, effective Oct. 9, 2017.  He will succeed Tom Gerke, who will continue to serve as interim president and CEO until then.  Gerke will remain general counsel and chief administrative officer.

“One of our core corporate values is ‘We Do the Right Thing.’  There are few people who embody this more than Jeff. He is a transformational leader, one who deeply understands today's consumer and knows how to drive results in large-scale operations,” said Robert A. Gerard, Chairman of the Board.  “Given his proven record of success in innovation and change management, the board is confident Jeff is the right person to evolve and grow our business in the years ahead.”

Jones brings 27 years of executive management, creative leadership and operational excellence, having held key roles at top companies in the retail, consumer products, agency and technology industries.  Prior to his most recent position as president of Ride Sharing at Uber, Jones was executive vice president and chief marketing officer at Target Corporation from 2012 to 2016.  He served as a key member of Target’s executive leadership team and helped lead the brand and business back from the 2013 data breach, launching a variety of major initiatives that drove traffic, brand affinity and loyalty.

Among his contributions at Target, Jones helped design a more guest-centric approach, fostered a more open and agile culture, modernized core capabilities, launched ground-breaking digital products like Cartwheel, and served as Target’s head of guest experience and communications.

“As a focused and inspiring leader, with deep retail and digital expertise, Jeff clearly understands the changing dynamics of consumer behavior.  He knows how to leverage current and emerging technologies to provide solutions that best meet consumer needs,” Gerard said.

“I am honored and excited to be joining the H&R Block team.  Block is a values-based brand focused on helping people and I look forward to advancing this storied company in its quest to provide a broader range of solutions to meet our clients’ needs,” Jones said.  “With its expertise, history and scale, there is significant opportunity to create new solutions for the tens of millions of clients who trust this brand.  This is a company with great potential.”

Prior to Target, Jones held executive and leadership roles for The Gap, The Coca-Cola Company and Leo Burnett where he served General Motors, MillerCoors and Proctor & Gamble, and founded Burnett’s subsidiary company, LB Works, which focused on technology solutions. In addition, he has helped establish and sell a systems integration consulting firm and co-led the management buy-back of the agency, McKinney.

“I am eager to join the team in October,” Jones said.  “I will leverage my retail and digital experiences to challenge us to grow, to seek leading-edge ways to meet our clients’ needs, and to position this company as an agile and adaptive market leader.”

To view Jones’ full biography, click here.

###

About H&R Block
H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2017, H&R Block had annual revenues of over $3 billion with 23 million tax returns prepared worldwide. For more information, visit the H&R Block Newsroom.